Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Ameristar Casinos, Inc. of our report dated March 10, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities – an Amendment of FASB Statement No. 133 and No. 142, Goodwill and Other Intangible Assets) appearing in the Annual Report on Form 10-K of Ameristar Casinos, Inc. for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada
November 8, 2004